EXHIBIT 5.1

[BARLEY SNYDER LLC LETTERHEAD]

April 13, 2005

Fulton Financial Corporation	SVB Financial Services, Inc.
One Penn Square	Route 130 and Main Street
Lancaster, PA 17604	Windsor, NJ 08561

Re:	Merger of Fulton Financial Corporation and SVB Financial Services, Inc.

Dear Ladies and Gentlemen:

We have acted as counsel to Fulton Financial Corporation (“Fulton”) in connection with the registration under the Securities Act of 1933, as amended, by means of a registration statement on Form S-4 (the “Registration Statement”), of 3,413,340 shares of the $2.50 par value common stock of Fulton, which is the maximum number of shares to be issued pursuant to the terms of the Agreement and Plan of Merger, dated January 11, 2005 (the ”Merger Agreement”), entered into between Fulton and SVB Financial Services, Inc. (“SVB Financial”). The following transactions will occur upon consummation of the Merger Agreement: (i) SVB Financial will be merged with and into Fulton, (ii) Fulton will survive the Merger, (iii) SVB Financial’s wholly owned subsidiary, Somerset Valley Bank (“SVB Financial Bank”), will become the wholly-owned subsidiary of Fulton and (iv) each share of the $2.09 par value common stock of SVB Financial (the “SVB Financial Common Stock”) will be converted into .9519 shares of the $2.50 par value common stock of Fulton or $21.00 in cash (the “Fulton Common Stock”).

Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined and set forth in the Merger Agreement. Our opinions herein are subject to the following conditions and assumptions:

(1) All of the shares of SVB Financial Common Stock that are issued and outstanding at the time of the Merger will be duly authorized, validly issued, fully paid and nonassessable;

(2) All conditions precedent to the obligations of SVB Financial as set forth in the Merger Agreement will have been satisfied at the time of the Merger;

(3) All covenants required to be performed by Fulton, SVB Financial and Somerset Valley Bank on or before the date of consummation of the Merger, as set forth in the Merger Agreement, will have been performed by them as of such date; and

(4) The shares of Fulton Common Stock will be issued, and the Merger will be consummated, in strict accordance with the terms of the Merger Agreement and the statutory laws of the United States of America and the Commonwealth of Pennsylvania.

Based upon and subject to the foregoing, we are of the opinion that the shares of Fulton Common Stock to be issued in connection with the Merger have been duly authorized and, when issued as provided in the Merger Agreement, will be legally issued, fully paid and nonassessable.

We hereby consent to the use of this Opinion in the Registration Statement on Form S-4 of Fulton, and we further consent to the reference to our name in the proxy statement/prospectus included as part of the Registration Statement, under the captions “Material Federal Income Tax Consequences” and “Legal Matters”.

Very truly yours,

/s/ Barley Snyder LLC